UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 20, 2020

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Trilogy Metals Inc.

(Exact name of registrant as specified in its charter)

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British Columbia	001-35447	98-1006991
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Suite 1150, 609 Granville Street
Vancouver, British Columbia
Canada, V7Y 1G5

(Address of principal executive offices, including zip code)

(604) 638-8088

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares	TMQ	NYSE American Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 20, 2020, Trilogy Metals Inc. announced that it has appointed Tony Giardini as President and Chief Executive Officer effective June 1, 2020. Mr. Giardini has been a director of the Company since January 2012 and will continue to be an executive director.

Mr. James (Jim) Gowans will continue in his role as Interim President and Chief Executive Officer until May 31, 2020. Mr. Gowans also remains in his role as a director of the Company and he will continue as a member of the Board of Ambler Metals LLC, overseeing the Company’s interests in its joint venture with South32 Limited.

Mr. Giardini, 60, was President of Ivanhoe Mines Ltd., a base metals development and exploration company, from May 2019 to March 2020 and was Executive Vice President and Chief Financial Officer of Kinross Gold Corporation, a senior gold producer, from December 2012 to April 2019. He has extensive experience with joint ventures and large capital projects, including Ivanhoe’s three large development assets, Platreef, Kipushi and Kamoa-Kakula. He was Chief Financial Officer of Ivanhoe Mines Ltd. from May 2006 to April 2012. Prior to joining Ivanhoe Mines Ltd., Mr. Giardini spent more than 10 years with Placer Dome Inc. as Vice President and Treasurer. Mr. Giardini is a Chartered Professional Accountant and a Certified Public Accountant and spent 12 years with accounting firm KPMG prior to joining Placer Dome Inc.

On April 20, 2020, Mr. Giardini and the Company entered into an employment agreement (the “Employment Agreement”) appointing Mr. Giardini as President and Chief Executive Officer effective June 1, 2020. The term of the Employment Agreement continues until terminated pursuant to the terms of the Employment Agreement. For the period commencing on October 1, 2020, the Employment Agreement provides for an initial annual salary of Cad$500,000. For the period of June 1, 2020 to September 30, 2020, in lieu of salary, the Employment Agreement provides that Mr. Giardini shall receive a stock option grant of 170,000 options vesting on September 30, 2020 as full compensation for the services provided by the Executive during this period. In addition to the stock option grant that serves as compensation in lieu of salary, Mr. Giardini will also will receive an initial grant of 1,600,000 options, which will vest 1/3 on the grant date, and an additional 1/3 on the first and second anniversaries of the grant date. The stock options will be granted the later of: (i) June 1, 2020; or (ii) in the event the Company is in black-out on June 1, 2020, the date that is two-business days following the end of the black-out period, in accordance with the terms of the Company’s Equity Incentive Plan. All stock options are subject to, and will be made in accordance with, the guidelines of the Toronto Stock Exchange and the Company’s Equity Incentive Plan. Any further stock options grants shall be at the discretion of the Board.

Mr. Giardini shall be entitled to participate in the Company’s annual incentive bonus plan. For 2020, Mr. Giardini’s annual incentive bonus shall be 100% of his annual salary based on objectives set by the Board, pro-rated for the period of June 1 to November 30, 2020. The assessment of his achievement of these objectives and the targets and objectives for subsequent years shall be determined at the discretion of the Board.

Subject to certain conditions, if within two years of the termination of the Employment Agreement Mr. Giardini acquires any present or future interest in any mining claims or properties or mineral interests within 10 kilometers of the external boundaries of any mineral property held by the Company during the time Mr. Giardini was employed by the Company, the Company has the right to acquire such interest in exchange for reimbursement of his direct and indirect acquisition costs. The Employment Agreement also provides for medical benefits, reimbursement of expenses, directors’ and officers’ liability insurance appropriate to the nature of his responsibilities under the Employment Agreement, and five weeks of vacation each year, and contains provisions relating to confidentiality and non-solicitation.

If Mr. Giardini’s employment is terminated (i) by the Company without cause, or (ii) by Mr. Giardini if the Company materially breaches the Employment Agreement, the Employment Agreement provides that the Company is required to pay to Mr. Giardini an amount equal to eighteen months of his current annual salary plus 1.5 times his annual incentive earned in the previous year pursuant to the Company’s annual incentive bonus program.

There are no arrangements or understandings between Mr. Giardini and any other persons, pursuant to which he was appointed President and Chief Executive Officer, no family relationships among any of the Company’s directors or executive officers and Mr. Giardini and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of Mr. Giardini’s compensation for his service as President and Chief Executive Officer does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement entered into with Mr. Giardini which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated April 20, 2020
10.1	Employment Agreement between Trilogy Metals Inc. and Tony Giardini dated April 20, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRILOGY METALS INC.

Dated: April 20, 2020	By:	/s/ Elaine Sanders
Elaine Sanders, Chief Financial Officer